FOR IMMEDIATE RELEASE April 19, 2010	Contact: Mark Kochvar Chief Financial Officer 724-465-4826

S&T Bancorp, Inc. Reports Improved First Quarter Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA), a full-service financial institution with office locations in 10 Pennsylvania counties, has announced its first-quarter earnings.

Todd D. Brice, President and Chief Executive Officer, offered the following highlights:

  Diluted earnings per common share were $0.35 compared to $0.28 in the fourth quarter of 2009 and an $0.11 loss for the first quarter of 2009
  Net interest margin increased 6 basis points from the fourth quarter of 2009 to 4.00%
  Deposits increased $102 million from the first quarter of 2009
  Provision for loan losses was $4.4 million and net charge-offs were $1.0 million
  Nonperforming assets increased to $99.9 million from $95.4 million in the fourth quarter of 2009

"The economy continues to show signs of recovery, and at S&T Bank, we are pleased to report earnings for this quarter that are more in line with our expectations," Brice said. "The primary drivers for this quarter's earnings results were a reduction of net charge-offs and loan loss provision. We continue to keep a close eye on any nonperforming assets, and we remain diligent in setting aside allowances for loan losses."

S&T Bancorp, Inc. Reports Improved First Quarter Earnings

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Earnings

Net income available to common shareholders improved to $9.8 million from the previous quarter of $7.6 million and a $3.1 million loss in the comparable period one year ago. Net income for the first quarter, before preferred stock dividends and amortization expense related to the Capital Purchase Program ("CPP") was $11.3 million compared to $9.2 million in the fourth quarter of 2009 and a $1.8 million loss in the first quarter of 2009.

Net Interest Income

Net interest income on a fully taxable equivalent basis for the first quarter of 2010 was $37.1 million, which represents a $0.6 million decrease when compared to the fourth quarter of 2009 and a $0.3 million decrease when compared to the first quarter of 2009. The net interest margin on a fully taxable equivalent basis was 4.00% in the first quarter compared to 3.94% in the fourth quarter of 2009 and 3.81% in the first quarter of 2009. The net interest margin improvement is due to favorable repricing of deposits and other borrowed funds and disciplined loan pricing.

Earning Assets

Earning assets remain consistent with the fourth quarter of 2009 with less than a one percent decline. Earning assets decreased $198 million from the comparable period in 2009 driven by decreases of $120 million in loans and $78 million in securities. The loan decrease is primarily due to reduced demand in our market. A significant portion of maturing investment securities were not replaced in 2009 as the reward for leveraging activities was significantly reduced in a volatile interest rate environment.

S&T Bancorp, Inc. Reports Improved First Quarter Earnings

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Deposits

Deposits increased $102 million or three percent compared to the first quarter of 2009, included in this amount was an $84 million or 13% increase in noninterest-bearing deposit accounts. Brice commented, "Core deposit growth continues to be a strategic focus for the organization. The $84 million increase in DDA had a positive impact to our net interest margin."

Security Gains (Losses)

No significant investment impairment charges were recorded during the first quarter compared to $0.5 million in the previous quarter and $0.6 million in the first quarter of 2009. Realized gains of approximately $0.2 million were recorded from the sale of equity holdings during the first quarter of 2010.

Noninterest Income

Noninterest income totaled $11.2 million for the first quarter of 2010 compared to $11.4 million for the fourth quarter of 2009. Noninterest income was essentially unchanged as seasonally lower service charges and other fees were offset by annual bonus commission income in the insurance business. Noninterest income increased $0.9 million compared to $10.3 million in the first quarter of 2009. The increase was primarily driven by the aforementioned insurance bonus commission income and increased wealth management fees.

Noninterest Expense

Noninterest expense increased $2.8 million or 11% compared to the fourth quarter of 2009 and $2.5 million or 10% from the comparable period one year ago. The increases primarily relate to an increase in legal and consulting expenses and higher salaries and employee benefits, due to the re-introduction of incentive plans.

S&T Bancorp, Inc. Reports Improved First Quarter Earnings

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Nonperforming Assets

Nonperforming assets totaled $99.9 million or 2.94% of total loans plus other real estate owned ("OREO") at March 31, 2010, as compared to $95.4 million or 2.80% at December 31, 2009 and $93.5 million or 2.66% at March 31, 2009. During the first quarter of 2010, there was one significant addition, a $15.4 million multi-family residential apartment complex located in western Pennsylvania that has been experiencing a high vacancy rate and declining cash flow. The credit was previously classified as an impaired loan in the third quarter of 2008 and a specific reserve was established at that time. The specific reserve was increased to $4.1 million during 2009 and remains consistent at March 31, 2010.

The allowance for loan losses at March 31, 2010 was $63.0 million or 1.85% of total loans, as compared to $59.6 million or 1.75% at December 31, 2009 and $59.8 million or 1.70% at March 31, 2009. In the first quarter of 2010, S&T recorded a provision for loan losses of $4.4 million, as compared to $10.4 million in the fourth quarter of 2009 and $21.4 million in the first quarter of 2009. Included in the allowance is $20.3 million of specific reserves, representing 23% of impaired loans. In addition to various collateral for nonperforming loans, two impaired credits are supported by approximately $6.8 million in United States Department of Agriculture (USDA) guarantees.

Charge-offs

During the first quarter of 2010, S&T experienced minimal net charge-offs of $1.0 million. The most significant charge-off was $0.6 million for a commercial relationship; the charge was the result of a write down on the collateral of residential property to current market value supported by a recent appraisal.

S&T Bancorp, Inc. Reports Improved First Quarter Earnings

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Capital Position

S&T's capital ratios continue to exceed the "well-capitalized" thresholds of federal bank regulatory agencies with a tier 1 leverage capital ratio of 10.51%, tier 1 risk-based capital ratio of 12.40% and total risk-based capital ratio of 15.75%.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. In addition to the results of operations presented in accordance with Generally Accepted Accounting Principles (GAAP), S&T management uses, and this press release contains or references, certain non-GAAP financial measures, such as net interest income on a fully taxable equivalent basis. S&T believes these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends as they facilitate comparisons with the performance of others in the financial services industry. Although S&T believes that these non-GAAP financial measures enhance investors' understanding of S&T's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. A reconciliation of these non-GAAP financial measures is presented in the attached financial data spreadsheet. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.